INVESTMENT AGREEMENT
BY AND AMONG
GRIFFIN MTS PARTNERS, LLC,
STEVENS & LEE, P.C.,
TUSCARORA-WAYNE MUTUAL INSURANCE COMPANY,
TUSCARORA WAYNE INVESTMENTS LLC,
LMI HOLDINGS, INC.
AND
LEBANON MUTUAL INSURANCE COMPANY
DATED AS OF DECEMBER 19, 2007
AMENDED AND RESTATED AS OF APRIL 16, 2008
AND JANUARY 26, 2009

i

Table of Contents
(continued)

ii

Table of Contents
(continued)
Exhibits
Exhibit A Plan of Conversion
Exhibit B Articles of Incorporation and Bylaws of HoldCo
Exhibit C Registration Rights Agreement

iii

INVESTMENT AGREEMENT
     This INVESTMENT AGREEMENT is dated as of December 19, 2007, as amended and restated as of April 16, 2008, and January 26, 2009, by and among GRIFFIN MTS PARTNERS, LLC, a Pennsylvania limited liability company (“MTS”), STEVENS & LEE, P.C., a Pennsylvania professional corporation (“S&L”), TUSCARORA-WAYNE MUTUAL INSURANCE COMPANY, a Pennsylvania mutual insurance company (“TW”), TUSCARORA WAYNE INVESTMENTS LLC, a Delaware limited liability company (the “LLC” and together with TW, the “Investors”), LMI HOLDINGS, INC., a Pennsylvania corporation (“HoldCo”), and LEBANON MUTUAL INSURANCE COMPANY, a Pennsylvania mutual insurance company (“Lebanon Mutual”). (Any capitalized term used and not immediately defined is defined in Section 9.11 of this Agreement).
     WHEREAS, Lebanon Mutual desires to convert from a mutual form to a stock form insurance company to enhance its strategic and financial flexibility and increase its competitive position in a manner that furthers the interest of its Members;
     WHEREAS, the Board of Directors of Lebanon Mutual has adopted a Plan of Conversion (as amended or supplemented from time to time, the “Plan of Conversion”) attached hereto as Exhibit A, pursuant to which Lebanon Mutual shall convert from a mutual insurance company to a stock insurance company pursuant to the Insurance Company Mutual-to-Stock Conversion Act, 40 P.S. Section 911-A, et seq. (the “Act”), and simultaneously sell all of its authorized shares to HoldCo, and as a result become a wholly owned subsidiary of HoldCo (the “Conversion”);
     WHEREAS, HoldCo shall offer to sell a fixed number of shares of its common stock to Eligible Members and others pursuant to and in accordance with a subscription rights offering, and may offer to sell any remaining unsold stock to the public in a community offering as described in the Plan of Conversion;
     WHEREAS, MTS has agreed, subject to the terms of this Agreement, to pay all of the costs and expenses to be incurred by Lebanon Mutual in connection with the Conversion;
     WHEREAS, (i) the LLC has agreed to purchase shares of Class B Common Stock of HoldCo in an amount equal to up to 17.5% of the total number of shares of HoldCo Common Stock sold in the Offerings less one share, and (ii) TW has agreed to purchase shares of Class B Common Stock of HoldCo in an amount equal to up to 17.5% of the total number of shares of HoldCo Common Stock sold in the Offerings plus one share;
     WHEREAS, a special meeting of Lebanon Mutual’s Eligible Members will be held to approve the Plan of Conversion;
     WHEREAS, MTS, HoldCo and Lebanon Mutual are parties to an Investment Agreement dated as of December 19, 2007 and amended and restated as of April 16, 2008;
     WHEREAS, MTS, HoldCo and Lebanon Mutual desire to further amend and restate the Investment Agreement and add S&L, TW and the LLC as parties thereto on the terms and conditions and in the manner set forth herein; and

     WHEREAS, HoldCo, Lebanon Mutual, MTS, TW, and the LLC intend the conversion of Lebanon Mutual from a mutual form to a stock form insurance company and the acquisition by HoldCo of all of the authorized shares of capital stock of Lebanon Mutual to qualify as a reorganization within the meaning of section 368(a) of the Code.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:
ARTICLE I
THE CONVERSION
     Section 1.1 The Conversion of Lebanon Mutual and the Issuance of Shares to HoldCo.
     (a) Upon the terms and subject to the conditions of the Plan of Conversion and this Agreement, on the Effective Date, Lebanon Mutual shall issue to HoldCo 1,000 shares of Lebanon Mutual’s common stock, $1.00 par value per share, which shall constitute all of the authorized shares of capital stock of Lebanon Mutual, and, subject to Section 1.6(e), HoldCo shall contribute to Lebanon Mutual such percentage of the net proceeds of the Offerings as is required by the Pennsylvania Department of Insurance (the “Department”).
     (b) Subject to the satisfaction of the conditions contained in the Plan of Conversion and this Agreement, HoldCo shall cause the Articles of Amendment of Lebanon Mutual (the “Articles of Amendment”) to be filed with the Pennsylvania Department of State on or prior to the Effective Date.
     Section 1.2 Closing.
     (a) The closing of the transactions contemplated by the Plan of Conversion and this Agreement (the “Closing”) shall take place (a) at the offices of Stevens & Lee, P.C., 620 Freedom Business Center, Suite 200, King of Prussia, Pennsylvania 19406, at 10:00 a.m., Eastern time, on the third Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as Lebanon Mutual, HoldCo and TW may agree in writing (the “Closing Date”).
     (b) At the Closing (i) HoldCo shall issue and sell to the Investors, and the Investors shall purchase from HoldCo, that number of Class B Shares determined in accordance with Section 1.6(a) for a purchase price equal to the lesser of (A) $10.00 per Class B Share and (B) the price per share of Class A Common Stock in the Subscription Offering, and (ii) HoldCo shall deliver to each Investor a certificate or certificates registered in the name of such Investor representing that number of Class B Shares purchased by such Investor against delivery to HoldCo by the Investors of the aggregate purchase price therefor in immediately available funds by wire transfer to an account or accounts designated by HoldCo in writing. Provided the LLC Loan (as defined in Section 1.7 hereof) is obtained upon terms and conditions no less favorable than the terms and conditions specified in Section 1.7, TW hereby guarantees the performance by the LLC of all of the obligations of the LLC under this Agreement.
     Section 1.3 MTS Sponsorship.
     (a) Expenses. Excluding the $75,000 deposit paid to S&L and the $25,000 deposit paid to Griffin Financial Group LLC prior to the date hereof, MTS agrees to pay all out-of-pocket professional fees and expenses incurred by Lebanon Mutual and HoldCo in connection with the Conversion and the Offerings, including without limitation all fees and expenses of S&L, any financial printer, the Appraiser, registration fees required in connection with the filing of the Registration Statement, and the fees and expenses of Lebanon Mutual’s investment banker and registered public accountant and any other consultant or advisor, but excluding the legal expenses described in Section 6.13 (collectively, the “Transaction Expenses”), provided that such fees and expenses are approved in advance by MTS. Lebanon Mutual and MTS will cooperate in connection with (i) selecting professionals and other service providers to be engaged to provide services in connection with the Conversion and the Offerings, (ii) entering into agreements engaging the services of such professionals and service providers, and (iii) controlling the cost of such services.
     (b) Reimbursement of Transaction Expenses. Lebanon Mutual agrees to pay to MTS on the Effective Date the sum of $2,400,000 to reimburse and compensate MTS for (i) the payment of the Transaction Expenses and (ii) assuming the risk related to the payment of all Transaction Expenses in the event the Conversion and the Offerings are not consummated. Lebanon Mutual agrees that if Lebanon Mutual terminates this Agreement or otherwise abandons the Plan of Conversion for any reason other than pursuant to Section 8.1, Section 8.2 or Section 8.3, then Lebanon Mutual will reimburse MTS for all Transaction Expenses incurred by MTS to the date that Lebanon Mutual notifies MTS in writing that Lebanon Mutual is terminating this Agreement or otherwise abandoning the Plan of Conversion.
     (c) Engagement Letters. MTS and Lebanon Mutual agree that (i) Lebanon Mutual will not enter into any engagement letter with respect to the engagement of the Appraiser, the Investment Banker or any other professional in connection with the Conversion or the Offerings without the consent of MTS, and (ii) all such engagement letters shall state that MTS will be solely responsible for the payment of the Transaction Expenses of such Person and that such Person shall look only to MTS for payment of such fees and expenses.
     Section 1.4 Post Closing Structure.
     (a) HoldCo’s Articles of Incorporation and Bylaws. On and after the Effective Date, except for any amendments agreed to by the holders of at least a majority of the outstanding Class B Shares (the “Majority Investors”), the Amended and Restated Articles of Incorporation (the “Restated Articles”) and Bylaws of HoldCo, in the form attached hereto as Exhibit B, shall, in the case of the Restated Articles, have been filed with the Pennsylvania Department of State and, in each case, automatically be and remain the articles of incorporation and bylaws of HoldCo, until thereafter altered, amended or repealed.
     (b) Board of Directors and Officers of HoldCo and Lebanon Mutual.

     (i) From and after the Closing, the Board of Directors of each of HoldCo, Lebanon Mutual and their Subsidiaries shall at all times be comprised of not more than ten directors, unless otherwise agreed to in writing by the Majority Investors, which, subject to Subsection 4 of Article SIXTH of the Restated Articles, shall include the directors of Lebanon Mutual as of date hereof and two designees of TW to be elected in accordance with the Restated Articles and the Articles of Amendment (each, a “Class B Director”).
     (ii) TW shall have the right to remove any Class B Director from the Board of Directors of HoldCo, Lebanon Mutual and any Subsidiary at any time, with or without cause, by written notice to HoldCo, Lebanon Mutual or such Subsidiary, as applicable. In the event of any vacancy in the office of any Class B Director on the Board of Directors of HoldCo, Lebanon Mutual or any Subsidiary occurring at any time as a result of the removal of a Class B Director, because a Class B Director is unable or unwilling to serve or for any other reason, then TW shall have the right to designate a replacement for such person to be elected in accordance with the Restated Articles or the Articles of Amendment, as applicable.
     (iii) Any committee established by the Board of Directors of either HoldCo or Lebanon Mutual shall consist of no more than three members, at least one of whom shall, at the option of TW, be a Class B Director; provided, however, that if Applicable Law or the rules of any stock exchange or automated quotation reporting system on which the Class A Common Stock of HoldCo is traded or reported requires that all of the directors serving on a committee of HoldCo’s board of directors must be “independent”, then any Class B Director that serves on any such committee must qualify as independent as provided in such Applicable Law or rule. In the event that no Class B Director qualifies as “independent” under such Applicable Law or rule, then at least one of the Class B Directors shall be invited and permitted to attend all meetings of each such committee as a nonvoting observer, and appropriate advance notice of such committee meetings and all materials provided to committee members shall be given to the Class B Directors.
     (iv) HoldCo and Lebanon Mutual, as appropriate, shall reimburse the Class B Directors for all reasonable out-of-pocket expenses incurred by them in connection with attendance at all meetings of the Board of Directors of such party (including any meetings of committees of the Board of Directors).
     (v) On or before the filing of the Registration Statement, the Board of Directors of HoldCo shall appoint the following persons as officers of HoldCo to the following offices:

Chief Executive Officer:	Rollin P. Rissinger, Jr.

Chief Financial Officer and Treasurer:	Keith A. Ulsh
     (vi) On the Closing Date, the respective Boards of Directors of HoldCo and Lebanon Mutual shall elect as the President and Chief Executive Officer of HoldCo and Lebanon Mutual such person as designated by TW, provided that such person is reasonably acceptable to such Boards of Directors. Lebanon Mutual and HoldCo agree that Jay Chadwick will be acceptable to their respective Boards of Directors.
     Section 1.5 Registration Statement; Prospectus and Special Meeting of Members.
     (a) Registration Statement. HoldCo shall prepare and, after providing Lebanon Mutual, MTS and TW with a reasonable opportunity to review and comment, promptly file with the SEC a registration statement on Form S-1 (the “Registration Statement”) for the purpose of registering HoldCo Common Stock under the Securities Act and shall use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Registration Statement, which shall include the prospectus with respect to the Offerings. Lebanon Mutual, MTS, the LLC and TW shall each furnish HoldCo with all information concerning itself and shall take such other action as HoldCo may reasonably request in connection with such Registration Statement and the issuance of HoldCo Common Stock. HoldCo, after consultation with Lebanon Mutual, MTS and TW shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement (copies of which HoldCo shall provide to Lebanon Mutual, MTS and TW), and shall use reasonable best efforts to have the Registration Statement declared effective by the SEC.
     (b) Prospectus. The prospectus that is a part of the Registration Statement shall include the information required with respect to the Plan of Conversion and the Offerings and may contain information with respect to and be used by Lebanon Mutual together with the proxy statement with respect to the Special Meeting. HoldCo shall use reasonable best efforts to obtain and furnish the information required to be included by state and federal law, including the Act, and to submit the prospectus to the Department (such prospectus is referred to herein as the “Prospectus”).
     (c) Special Meeting of Members. Lebanon Mutual, acting through its Board of Directors and subject to Section 6.3, shall duly call, send notice of, convene and hold a special meeting of its Eligible Members (the “Special Meeting”), as soon as practicable after the later of (i) the date of the approval of the Plan of Conversion by the Insurance Commissioner of the Commonwealth of Pennsylvania (the “Insurance Commissioner”), and (ii) the date upon which the Registration Statement is declared effective, whichever is applicable, for the purpose of voting upon a single proposal to adopt: (A) the Plan of Conversion and the transactions contemplated by the Plan of Conversion, including this Agreement, and (B) the Articles of Amendment. Lebanon Mutual shall mail the Prospectus to its Eligible Members and shall include in the Prospectus the recommendation of the Board of Directors of Lebanon Mutual that Eligible Members vote to adopt the Plan of Conversion and the Articles of Amendment. The Prospectus may accompany the proxy statement for adoption of the Plan of Conversion and the Articles of Amendment.
     (d) Further Actions. Lebanon Mutual and HoldCo shall take any reasonable action required to be taken under applicable securities laws in connection with the issuance of HoldCo Common Stock, and Lebanon Mutual shall furnish all information concerning Lebanon Mutual and the Eligible Members as may be reasonably requested by HoldCo in connection with such action.

     Section 1.6 Investment by the Investors.
     (a) Community Offering Order. The LLC agrees, subject to the provisions of the Act and the Plan of Conversion, to submit an order in the Community Offering to purchase that number of shares of HoldCo Class B Common Stock equal to the lesser of (1) 299,999 and (2) 17.5% of the total number of shares of HoldCo Common Stock that would be sold in the Offerings at the maximum of the Valuation Range established pursuant to Section VII(A)(1) of the Plan of Conversion less one share. TW agrees, subject to the provisions of the Act and the Plan of Conversion, to submit an order in the Community Offering to purchase that number of shares of HoldCo Class B Common Stock equal to the lesser of (1) 300,001 and (2) 17.5% of the total number of shares of HoldCo Common Stock that would be sold in the Offerings at the maximum of the Valuation Range established pursuant to Section VII(A)(1) of the Plan of Conversion plus one share. (the shares to be purchased by the Investors pursuant to this Section 1.6(a) are referred to herein as the “Community Offering Class B Shares”, or the “Class B Shares”). TW and the LLC agree that, for a period of three (3) years from the Closing Date, neither of them will acquire record or beneficial ownership of more than 35% of the outstanding capital stock of HoldCo without the prior written consent of HoldCo, which consent shall not be unreasonably withheld.
     (b) HoldCo Election; Standby Fee. Subject to the provisions of the Act and the Plan of Conversion, HoldCo shall have the absolute right, in its sole and absolute discretion, to accept or reject, in whole or in part, the Community Offering orders of the Investors. If HoldCo rejects the Community Offering order of either of the Investors in whole or in part and HoldCo accepts orders from other subscribers in the Community Offering, then to compensate such Investor for agreeing to standby and purchase the amount of stock indicated in its Community Offering order, HoldCo shall pay to such Investor at the Closing an amount equal to the product of (i) the difference between (A) the number of shares of Class B Common Stock that could be issued to such Investor under the order submitted by such Investor pursuant to Section 1.6(a), and (B) the number of shares of Class B Common Stock that are issued to such Investor under such order, and (ii) $0.50 per share.
     (c) Limitation on the Sale of Class B Shares. For a period (the “Sale Limitation Period”) commencing on the Closing Date and expiring on the earlier of (i) three years after the Closing Date or (ii) the failure of HoldCo to redeem any Class B Shares held by an Investor upon a request for redemption of such shares as provided in Article Sixth of the Restated Articles (a “Redemption Default”), neither Investor sell any Class B Shares except in accordance with the provisions of this Section 1.6(c) and Section 1.6(d) without the prior written permission of HoldCo. Beginning on a date that is one hundred and eighty (180) calendar days after the Effective Date, the Investors may sell Class B Shares, subject to the following weekly and aggregate volume limitations. During any weekly period during the Sale Limitation Period that commences on a Monday and ends on a Friday, neither Investor may sell Class B Shares in excess of that number of shares equal to 0.5% of all issued and outstanding shares of Class A Common Stock and Class B Common Stock of HoldCo. In the aggregate during the Sale Limitation Period, neither Investor may sell Class B Shares in excess of the number of shares equal to the quotient of (A) the net proceeds of the Offerings as recorded on the balance sheet of HoldCo (and which shall be net of any purchase of shares by any Qualified Tax Plan) minus the cost to redeem all Class B Shares pursuant to Section 1.6(d), and (B) $5.00. From and after the occurrence of a Redemption Default, neither Investor shall sell more than 75,000 Class B Shares in any block sale on the market or to any one buyer in an off the market transaction without the prior written permission of HoldCo. Notwithstanding the provisions of this Section 1.6(c), HoldCo can suspend the Investors’ right to sell any Class B Shares for a period of thirty (30) calendar days by delivery of written notice to the Investors to such effect; provided that HoldCo may deliver such notice to the Investors to suspend the sale of Class B Shares only twice in any twelve month period.
     During the period commencing on the effective date of the Registration Statement and ending one hundred eighty (180) days after the Closing Date, (i) S&L shall not sell, transfer, assign, pledge, or hypothecate any shares of HoldCo Common Stock, and (ii) no shares of HoldCo Common Stock owned by S&L shall be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of any such shares except as provided in FINRA Rule 2710(g)(2).
     (d) Redemption of Class B Common Stock.
     (i) The Restated Articles provide that beginning on the first anniversary of the Effective Date and continuing until the fourth anniversary of the Effective Date (the “Redemption Period”), each holder of Class B Shares shall have the right to require HoldCo to redeem any or all of the Class B Shares owned by such stockholder by delivery of one or more written notices of redemption to HoldCo. Such notice may be delivered not more than thirty (30) days before the first anniversary of the Effective Date. Concurrently with the delivery of the redemption notice to HoldCo, HoldCo shall seek the prior approval of the redemption from the Department to the extent required by law, regulation or order of the Department. Subject to any required approval of the redemption by the Department, HoldCo agrees that within thirty (30) days after any holder of Class B Shares has exercised its right to cause HoldCo to redeem any Class B Shares owned by such stockholder as provided in the Restated Articles, HoldCo will redeem such Class B Shares. The redemption price per share for each Class B Share redeemed (the “Redemption Price”) shall be equal to the sum of (A) $10.00 per share, plus (B) any dividends that have accumulated and not been paid on such Class B Share as of the date of redemption, plus (C) an amount calculated as a simple dividend accruing from the Effective Date to the date of redemption on the purchase price paid for such Class B Share in the Offerings at a rate of (w) 10% per annum if the redemption notice is received on or before thirty (30) days after the first anniversary of the Effective Date, (x) 9% per annum if the redemption notice is received later thirty (30) days after the first anniversary of the Effective Date, but on or before thirty (30) days after the second anniversary of the Effective Date, (y) 8% per annum if the redemption notice is received later thirty (30) days after the second anniversary of the Effective Date, but on or before thirty (30) days after the third anniversary of the Effective Date, and (z) 7% per annum if the redemption notice is received later than thirty (30) days after the third anniversary of the Effective Date, but on or before thirty (30) days after the fourth anniversary of the Effective Date. The Redemption Price for such Class B Shares shall be paid by a wire transfer of immediately available funds to an account designated by such stockholder. If any holder of Class B Shares exercises its right to cause HoldCo to redeem such stockholder’s Class B Shares and HoldCo fails to redeem any portion of such Class B

Shares for any reason, then until such time as such Class B Shares are redeemed, all Class B Shares shall bear a cumulative dividend at the rate of $0.499 per share per annum.
     (ii) Between the Closing Date and the 425th day thereafter (and if the LLC has requested the redemption of any of the Class B Shares owned by the LLC as provided in the Restated Articles, for so long as any request for approval by the Department of such redemption is pending), HoldCo shall at all times maintain (and not contribute to Lebanon Mutual or subject to any Encumbrance other than in favor of the LLC) an amount in cash (or readily marketable obligations of or guaranteed by the United States of America (“Permitted Investments”)) equal to the LLC Loan. HoldCo hereby grants to the LLC a security interest in all amounts maintained by HoldCo pursuant to this subclause (ii) as security for the payment and performance of the obligations of HoldCo pursuant to Section 1.6(d)(i) and agrees to deliver such control agreements and other documents and instruments and take all such other actions as the LLC or its lender may reasonably request in order to perfect the security interest granted by this Section 1.6(d)(ii) in accordance with the applicable provisions of the Uniform Commercial Code as in effect in Pennsylvania.
     (iii) The Restated Articles shall provide that if, upon the expiration of the Redemption Period, the Investors and the TW Affiliates continue to hold in the aggregate 50% or more of the Class B Shares purchased by them in the Offerings and a Redemption Default has occurred and is continuing, the holders of the Class B Shares (voting together as a class) shall have the right to, among other things, (i) remove, nominate and elect a majority of the directors of HoldCo and (ii) arrange and cast a majority of the votes entitled to be cast in connection with a merger, consolidation or share exchange involving HoldCo or any sale of all or substantially all of the assets of HoldCo.
     (e) Voting of Class B Shares. Each Investor agrees that until the third anniversary of the Effective Date:
     (i) Subject to the right of TW to designate two directors pursuant to Section 1.4(b), such Investor will vote the Class B Shares for the election of any persons nominated by HoldCo to be directors of HoldCo;
     (ii) Such Investor will vote the Class B Shares to approve a stock based compensation plan of HoldCo providing for the issuance to HoldCo officers and directors of shares of HoldCo Class A Common Stock and options to purchase shares of HoldCo Class A Common Stock, provided that the aggregate number of shares issuable under such plan and upon exercise of options granted under such plan do not exceed 14% of the number of shares of HoldCo Common Stock outstanding at the date such plan is adopted;
     (iii) Such Investor will vote all Class B Shares and any other shares of capital stock of HoldCo held by such Investor in favor of any merger, consolidation or share exchange involving HoldCo or any sale of all or substantially all of the assets of HoldCo arranged by the holders of at least a majority of the Class B Shares pursuant to Section 1.6(d)(iii); and

     (iv) Any proxy executed by such Investor granting any Person the right to vote any Class B Shares held by such Investor shall be granted subject to the agreements set forth in this Section 1.6(e).
     (f) Board Representation; Acquisition Proposals. So long as any Investor owns any Class B Shares, HoldCo agrees that until the fourth anniversary of the Effective Date, (i) HoldCo will nominate for election to its Board of Directors two individuals designated by TW, (ii) HoldCo will vote all shares of Lebanon Mutual held by it for election to the Board of Directors of Lebanon Mutual of two individuals designated by TW and (iii) HoldCo will not enter into or submit to its stockholders for approval any Acquisition Proposal that does not provide for redemption of all of the outstanding Class B Shares at a price equal to or greater than the Redemption Price.
     (g) Registration Rights. From and after the date of any Redemption Default, and at any time after the third anniversary of the Closing Date, the Investors shall have the right to cause the registration of the Class B Shares on the terms and conditions and in the manner set forth in the Registration Rights Agreement to be entered into by and among the Investors and HoldCo in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).
     (h) Regulatory Approvals. As soon as practical, but no later than thirty (30) days, after the date of this Agreement, TW and the LLC will, to the extent required, file applications with the Department under Section 1402 of the Insurance Company Act of 1921, as amended. Lebanon Mutual, TW and HoldCo agree to use reasonable best efforts to cause the Department to approve the purchase of the Class B Shares by the Investors in the Offerings and the redemption of the Class B Shares as provided in this Section 1.6 and the Restated Articles.
     Section 1.7 Capitalization and Funding of the LLC. TW agrees to contribute to the LLC on or before the Closing Date such amount in cash as TW, after consultation with its advisors, deems necessary, but in no event less than $5,000 or greater than $7,500. The LLC agrees that it will use good faith efforts to obtain on or before the Closing Date a loan (the “LLC Loan”) to fund all or a portion of the purchase price for the Class B Shares that the LLC has agreed to purchase in the Offerings pursuant to Section 1.6(a) hereof plus the total interest that will accrue on such loan for a term of at least fifteen (15) months. The LLC Loan shall (i) have a term of at least fifteen (15) months, (ii) bear interest at a fixed rate not to exceed 10%, (iii) be on a nonrecourse basis, (iv) be secured solely by a pledge of the Class B Shares owned by the LLC and an assignment of the security interest in the Permitted Investments granted to the LLC under Section 1.6(d)(ii) hereof, (v) have no penalty for prepayment, and (vi) require no guarantor or other obligor of or for the LLC Loan. The LLC shall not be required to obtain the LLC Loan on terms and conditions contrary to the foregoing terms and conditions.
     Section 1.8 No False or Misleading Statements.
     (a) Each of MTS, TW, Lebanon Mutual and HoldCo, severally and not jointly, agrees that the information provided and to be provided in writing by MTS, TW, Lebanon Mutual or HoldCo, as the case may be, specifically for use in the Registration Statement and the Prospectus, shall not, with respect to the information supplied by such party:

     (i) in the case of the Registration Statement, on the date the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and
     (ii) in the case of the Prospectus, (A) on the date on which the Prospectus is mailed to the Eligible Members of Lebanon Mutual, (B) on the date of the Special Meeting, and (C) on the date on which the Prospectus is mailed to the Offering Participants, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) If at any time prior to the applicable dates referred to in Section 1.7(a)(ii) any information relating to MTS, TW, Lebanon Mutual, HoldCo or any of their respective affiliates, officers or directors, that should be set forth in an amendment or supplement to the Prospectus or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, is discovered by MTS, TW, Lebanon Mutual or HoldCo, the party that discovers such information shall promptly notify the other parties and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly prepared and, if applicable, filed with the SEC and disseminated to the Eligible Members or the Offering Participants, as the case may be.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MTS, S&L AND TW
     The LLC, MTS, S&L and TW, severally and not jointly, represent and warrant (each as to itself) to Lebanon Mutual, as of the date hereof and as of the Closing, as follows:
     Section 2.1 Organization. As of the date hereof, MTS is a Pennsylvania limited liability company, the LLC is a Delaware limited liability company, S&L is a Pennsylvania professional corporation, and TW is a Pennsylvania mutual insurance company, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with the requisite power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.
     Section 2.2 Authority Relating to this Agreement. The LLC, MTS, S&L, and TW each has the organizational power and authority to enter into this Agreement and the Related Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the LLC, MTS, S&L, and TW of this Agreement and each of the Related Documents to which it is a party and the consummation by the LLC, MTS, S&L, and TW of the transactions contemplated hereby and thereby have been duly authorized and no other actions on the part of the LLC, MTS, S&L, or TW are necessary to authorize this Agreement, the Related Documents or the transactions contemplated hereby and thereby. This Agreement and each of the Related Documents to which it is a party has been duly and validly executed and delivered by the LLC, MTS, S&L, and TW and (assuming each constitutes a valid and binding obligation of the other parties thereto) constitutes a valid and binding agreement of the LLC, MTS, S&L, and TW, enforceable against the LLC, MTS, S&L, and TW in accordance with its terms.
     Section 2.3 Consents and Approvals; No Violations.
     (a) Except (i) for (A) applicable requirements of state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder and (B) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in the Commonwealth of Pennsylvania and any other relevant jurisdiction (the requirements in clauses (A) and (B), collectively, the “Governmental Requirements”), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority (each, a “Government Entity”) would not (A) prevent or delay the consummation of the transactions contemplated by this Agreement or (B) prevent such party from performing its obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by the LLC, MTS, S&L, or TW and the consummation of the transactions contemplated hereby.
     (b) No consent or approval of any other party (other than any Government Entity) is required to be obtained by the LLC, MTS, S&L, or TW for the execution, delivery or performance of this Agreement or the performance by the LLC, MTS, S&L, or TW of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not (i) prevent or delay the consummation of the transactions contemplated by this Agreement or the Related Documents or (ii) prevent the LLC, MTS, S&L, or TW from performing its obligations under this Agreement or the Related Documents.
     (c) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, in each case by the LLC, MTS, S&L, or TW, will:
     (i) conflict with or result in any breach of any provisions of the Constituent Documents of the LLC, MTS, S&L, or TW;
     (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the LLC, MTS, S&L, or TW is a party or by which it or any of its properties or assets is bound;
     (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the LLC, MTS, S&L, or TW or any of its respective properties or assets;

     (iv) result in the creation or imposition of any Encumbrance on any asset of the LLC, MTS, S&L, or TW; or
     (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the LLC, MTS, S&L, or TW to conduct its business as currently conducted.
     Section 2.4 Information in Registration Statement and Prospectus.
     (a) None of the information supplied by the LLC, MTS, S&L, or TW in writing for inclusion in the Prospectus will (i) on the date mailed to Eligible Members, or (ii) at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     (b) The information supplied by the LLC, MTS, S&L, or TW in writing for inclusion in the Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the Closing Date, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     Section 2.5 Brokers. Other than Griffin Financial Group, LLC, no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the LLC, MTS, S&L, or TW in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the LLC, MTS, S&L, or TW. The LLC, MTS, S&L, and TW has each disclosed to Lebanon Mutual the fees payable to Griffin Financial Group, LLC in connection with the transactions contemplated by this Agreement. Except as provided in Section 1.3, fees payable to Griffin Financial Group, LLC in connection with the Conversion, the Offerings and the transactions contemplated by this Agreement are the sole responsibility of MTS.
     Section 2.6 Compliance with Act. To the Best Knowledge of MTS, the Plan of Conversion complies with the Act in all material respects.
     Section 2.7 Accredited Investor. TW and each other member of the LLC (a) is an “accredited investor” as defined in Rule 501 as promulgated by the SEC under the Securities Act, (b) has had an opportunity to ask such questions of the officers and directors of Lebanon Mutual and HoldCo as such investor deems relevant and has received satisfactory answers to such questions, (c) has been provided with copies of all documents and information that TW has requested, (d) is a sophisticated and experienced investor in insurance companies and insurance holding companies, and (e) is purchasing the Class B Shares that it has agreed to purchase under this Agreement for investment and not with a view to the resale or distribution of such Class B Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LEBANON MUTUAL
     Except as otherwise disclosed to the Investors and MTS in the Disclosure Schedule (the “Disclosure Schedule”) delivered to the Investors and MTS by Lebanon Mutual prior to the execution of the Agreement (with specific reference to the representations and warranties contained in this Article III to which the information in such schedule relates), Lebanon Mutual represents and warrants to the Investors and MTS as of the date hereof and as of the Closing Date as follows:
     Section 3.1 Organization. Lebanon Mutual is a mutual insurance company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Lebanon Mutual is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in an Lebanon Mutual Material Adverse Effect. Copies of Lebanon Mutual’s Constituent Documents have been delivered to TW and MTS and are complete and correct and in full force and effect.
     Section 3.2 Capitalization. As a result of Lebanon Mutual’s conversion from mutual to stock form and pursuant to the Plan of Conversion and the Articles of Amendment to be filed with the Pennsylvania Department of State, at the Effective Time the authorized capital stock of Lebanon Mutual will consist of 1,000 issued, authorized and outstanding shares of common stock. At the Effective Time, all of the issued and outstanding shares of common stock of Lebanon Mutual will be held by HoldCo and will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, there are no shares of common stock of Lebanon Mutual issued or outstanding. As of the date of this Agreement and as of the Closing Date, except as set forth in the Plan of Conversion and this Agreement, there are no options, warrants, subscriptions, calls, rights, convertible securities, phantom stock rights, stock appreciation rights or other agreements or commitments obligating Lebanon Mutual to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its common stock or any other equity securities.
     Section 3.3 Subsidiaries. Lebanon Mutual has no Subsidiaries.
     Section 3.4 Authority Relative to this Agreement. Lebanon Mutual has the corporate power and the authority to enter into this Agreement and, subject to obtaining Eligible Member approval, to carry out its obligations hereunder, and Lebanon Mutual has the authority, assuming the Governmental Requirements are duly satisfied, to adopt the Plan of Conversion and the Articles of Amendment and to carry out its obligations thereunder. The execution, delivery and performance by Lebanon Mutual of this Agreement and each of the other Related Documents to which it is a party, and the consummation by Lebanon Mutual of the transactions contemplated hereby and thereby, have been duly authorized by Lebanon Mutual’s Board of Directors, and no other corporate proceedings on the part of Lebanon Mutual, other than obtaining the Eligible Member approval and adoption, are necessary to authorize this Agreement and the Related Documents and the transactions contemplated hereby and thereby. Subject to the foregoing, this Agreement and each of the Related Documents to which it is a party has been duly and validly executed and delivered by Lebanon Mutual and (assuming each constitutes a valid and binding obligation of the other parties thereto) constitutes a valid and binding agreement of Lebanon Mutual, enforceable against Lebanon Mutual in accordance with its terms.
     Section 3.5 Consents and Approvals; No Violations.
     (a) Lebanon Mutual does not conduct business and does not issue insurance policies in any jurisdiction other than the Commonwealth of Pennsylvania.
     (b) Neither the execution, delivery or performance by Lebanon Mutual of this Agreement or the other Related Documents to which it is a party, nor the consummation by Lebanon Mutual of the transactions contemplated hereby or thereby, nor compliance by Lebanon Mutual with any of the provisions hereof or thereof, will:
     (i) conflict with or result in any breach of any provisions of the Constituent Documents of Lebanon Mutual;
     (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Lebanon Mutual is a party or by which it or any of its properties or assets may be bound;
     (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Lebanon Mutual or any of its properties or assets;
     (iv) result in the creation or imposition of any Encumbrance on any asset of Lebanon Mutual except Encumbrances in favor of the LLC; or
     (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Lebanon Mutual to conduct its business as currently conducted.
     (c) Except for the vote in respect of the Plan of Conversion and the Articles of Amendment to be taken at the Special Meeting, no vote of any member or holder of any other interest of Lebanon Mutual (equity or otherwise), is required by law, the Constituent Documents of Lebanon Mutual or otherwise in order for Lebanon Mutual to consummate the transactions contemplated by this Agreement and the Related Documents.

     Section 3.6 Financial Statements.
     (a) Lebanon Mutual has delivered to the Investors and TW complete and correct copies of the Financial Statements. The Financial Statements have been derived from the accounting books and records of Lebanon Mutual and have been prepared on a basis consistent with U.S. GAAP, subject, in the case of interim unaudited Financial Statements, only to normal recurring year-end adjustments. The Financial Statements present fairly in all material respects the consolidated financial position of Lebanon Mutual as at the respective dates thereof, and the consolidated statements of income, cash flow and equity included in the Financial Statements present fairly in all material respects the consolidated results of operations, cash flows and consolidated equity of Lebanon Mutual for the respective periods indicated.
     (b) The term “Financial Statements” means the unaudited consolidated financial statements of Lebanon Mutual as at and for the nine-month period ended September 30, 2008 and the audited consolidated financial statements of Lebanon Mutual as at and for the years ended December 31, 2007, December 31, 2006, and December 31, 2005, including in each case a consolidated balance sheet and consolidated statements of income, cash flow and equity.
     Section 3.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of Lebanon Mutual as filed with the Department for the years ended December 31, 2007, December 31, 2006, and December 31, 2005, respectively, together with all exhibits and schedules thereto (collectively, the “Annual Statutory Statements”) and for the quarters ended March 31, June 30 and September 30, 2008 (collectively, the “Quarterly Statutory Statements”) (all Annual Statutory Statements and all Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 3.7 are hereinafter referred to as the “Statutory Financial Statements”) have been prepared in accordance with the accounting practices prescribed or permitted by the Department (“Statutory Accounting Practices”), and such accounting practices have been applied on a consistent basis throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for Lebanon Mutual as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the Annual Statutory Statements have been audited by the independent auditors of Lebanon Mutual, and Lebanon Mutual has made available to the Investors true and complete copies of all audit opinions related thereto. Lebanon Mutual has made available to the Investors and MTS true and complete copies of all examination reports of the Department and any insurance regulatory agencies since January 1, 2004, relating to Lebanon Mutual. Lebanon Mutual has delivered to MTS and the Investors true and complete copies of the Statutory Financial Statements.
     Section 3.8 Absence of Certain Changes. Except as disclosed in Schedule 3.16(c), since September 30, 2008, there has been no event or condition that has had (or is reasonably likely to result in) a Lebanon Mutual Material Adverse Effect, and Lebanon Mutual has in all material respects conducted its business in the ordinary course consistent with past practice and has not taken any action which, if taken after the date hereof, would violate Section 5.1.
     Section 3.9 Litigation. Except for insurance claims litigation arising in the ordinary course of business for which adequate reserves have been established, (a) there is no suit, action,

proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of Lebanon Mutual, threatened against or affecting Lebanon Mutual, (b) to the Best Knowledge of Lebanon Mutual, there does not exist any condition on the basis of which any suit, action, proceeding or investigation might properly be instituted against Lebanon Mutual, the outcome of which individually or in the aggregate would have or be reasonably likely to result in a Lebanon Mutual Material Adverse Effect, and (c) there is no judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against Lebanon Mutual.
     Section 3.10 Absence of Undisclosed Liabilities. Lebanon Mutual has no liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in Lebanon Mutual’s consolidated balance sheet of September 30, 2008 included in the Financial Statements, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement.
     Section 3.11 Taxes. Except as set forth in Section 3.11 of the Disclosure Schedule:
     (a) Lebanon Mutual has duly and timely filed (or there has been filed on its behalf) with the appropriate Government Entities all material Tax Returns required to be filed (determined after giving effect to any applicable extensions), all such Tax Returns are correct in all material respects, all Taxes shown on such Tax Returns have been timely paid, all material Taxes otherwise due have been timely paid, and all current material Taxes not yet due and payable have been properly provided for in accordance with U.S. GAAP.
     (b) No federal, state, local or foreign audits, actions or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of Lebanon Mutual.
     (c) The federal income Tax Returns of Lebanon Mutual have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 2003, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid or provided for in accordance with U.S. GAAP (or there has been paid or provision has been made on their behalf).
     (d) There are no unresolved questions or claims concerning Lebanon Mutual’s Tax liability. Lebanon Mutual is not subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency. Lebanon Mutual has not agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code. Lebanon Mutual has not been a distributing corporation or a controlled corporation within the meaning of Section 355 of the Code.
     (e) Lebanon Mutual has not taken or agreed to take any action, or failed to take any action that is reasonably likely to prevent the Conversion from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.12 Title to Property. Lebanon Mutual (a) has good and valid title to all of its properties, assets and other rights, free and clear of all Encumbrances, and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business.
     Section 3.13 Insurance Practices; Permits and Insurance Licenses.
     (a) All policies, binders, slips, certificates, and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are or have been issued by Lebanon Mutual (the “Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable law, on Forms. The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by Lebanon Mutual that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.
     (b) The business of Lebanon Mutual is being conducted in compliance in all material respects with all Applicable Laws including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed and were in compliance in all material respects with such laws.
     (c) Lebanon Mutual has all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted. The business of Lebanon Mutual has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Best Knowledge of Lebanon Mutual, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license. Lebanon Mutual has not issued any surplus note or similar instrument.
     (d) All insurance policies issued by Lebanon Mutual as now in force are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or that have been filed and not objected to by such authorities within the period provided for objection (“Forms”). Any premium rates required to be filed with or approved by insurance regulatory authorities have been so filed with or approved and the premiums charged by Lebanon Mutual conform thereto.
     (e) Except as disclosed in the market conduct survey conducted in 2004, a true and correct copy of which has been delivered to MTS and TW, Lebanon Mutual has marketed, sold and issued insurance products in compliance in all material respects with all Applicable Laws, all applicable orders and directives of insurance regulatory authorities, and all market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in Pennsylvania including, without limitation, compliance with all Applicable Laws relating to the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.
     Section 3.14 Ratings. Lebanon Mutual has a “B++” insurer financial rating by A. M. Best & Company (“Best”). Best has not announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of Lebanon Mutual, and there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why Best would lower its rating or put Lebanon Mutual on a “watch” list to determine whether to lower its rating.
     Section 3.15 Regulatory Filings. Lebanon Mutual has made available for inspection by MTS and TW true, correct and complete copies of all material registrations, filings and submissions made since January 1, 2004 by Lebanon Mutual with any Government Entity and any reports of examinations issued since January 1, 2004 by any such Government Entity that relate to Lebanon Mutual. Lebanon Mutual has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any Government Entity. To the Best Knowledge of Lebanon Mutual, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed. This Section 3.15 does not apply to Taxes, which are covered exclusively by Section 3.11.
     Section 3.16 Investments.
     (a) The Statutory Financial Statements set forth by category all securities, mortgages and other investments (collectively, the “Investments”) owned by Lebanon Mutual as of December 31, 2007, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2007, and the changes in Investments from January 1, 2008 through September 30, 2008. All transactions in Investments by Lebanon Mutual from September 30, 2008 to the date hereof have complied in all material respects (i) with the investment policy of Lebanon Mutual, and (ii) with all Applicable Laws.
     (b) Except as set forth in the Statutory Financial Statements, Lebanon Mutual has good and marketable title to the Investments listed in the Statutory Financial Statements or acquired in the ordinary course of business since September 30, 2008 other than with respect to those Investments that have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.
     (c) A complete list of all investments owned, directly or indirectly, by Lebanon Mutual as of September 30, 2008 that are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or that are included on any “watch list” are set forth in Section 3.16(c) of the Disclosure Schedule, and except as shown on Schedule 3.16(c) there have been no changes since that date that would have or be reasonably likely to result in a Lebanon Mutual Material Adverse Effect.
     (d) Except as set forth in the Statutory Financial Statements, there are no Encumbrances on any Investments, other than special deposits reflected in the Statutory Financial Statements.

     Section 3.17 Reserves. The aggregate reserves of Lebanon Mutual as recorded in the Financial Statements and Statutory Financial Statements have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and polices of Lebanon Mutual have not changed, in any material respect, since December 31, 2004, and the results of the application of such practices and policies are reflected in the Financial Statements and Statutory Financial Statements. All reserves of Lebanon Mutual set forth in the Financial Statements and Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the Commonwealth of Pennsylvania.
     Section 3.18 Information in Prospectus and Registration Statement.
     (a) The Prospectus (or any amendment thereof or supplement thereto), (i) at the date mailed to Eligible Members, (ii) at the time of the Special Meeting and (iii) as of the Closing Date, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Lebanon Mutual with respect to statements made therein based on information supplied by TW or the LLC for inclusion in the Prospectus. The Prospectus will comply as to form in all material respects with all Applicable Laws.
     (b) None of the information supplied by Lebanon Mutual for inclusion in the Registration Statement, at the date it becomes effective and at the time of the Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
     Section 3.19 Brokers. Except for Stifel, Nicolaus & Company, Incorporated (the “Investment Banker”), no person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Lebanon Mutual in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Lebanon Mutual. Lebanon Mutual has disclosed to MTS the fees payable to the Investment Banker in connection with the Contemplated Transactions. Except as provided in Section 1.3, fees payable to the Investment Banker prior to the Closing of the Conversion are the sole responsibility of MTS.
     Section 3.20 Employee Benefit Plans; ERISA.
     (a) Lebanon Mutual has provided to MTS and TW true and complete copies of each Benefit Plan and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by Lebanon Mutual or by any trade or business, whether or not incorporated, that, together with Lebanon Mutual, would or would have been at any date of determination occurring within the preceding five years, deemed a “single employer” within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (each such trade, business or member an “ERISA Affiliate”), in each case for the benefit of any employee or terminated employee of Lebanon Mutual (the “Plans”). Each such Plan is listed in Section 3.20 of the Disclosure Schedule. No Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.
     (b) With respect to each Plan, to the extent applicable, Lebanon Mutual has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to TW true and complete copies of the following documents:
     (i) a copy of each written Plan;
     (ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;
     (iii) a copy of the most recent summary plan description required under ERISA with respect thereto;
     (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and
     (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.
     (c) Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such Plan since the date of such determination letter that could reasonably be expected to result in a loss of such exemption.
     (d) No material liability under Title IV of ERISA has been incurred by Lebanon Mutual or, to the Best Knowledge of Lebanon Mutual, any ERISA Affiliate, that has not been satisfied in full, and to the Best Knowledge of Lebanon Mutual, no condition exists that presents a material risk to Lebanon Mutual or any ERISA Affiliate of incurring a material liability under such Title.
     (e) No ERISA Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date. All contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made or will be timely made prior to the Closing Date.
     (f) Neither Lebanon Mutual, nor, to the Best Knowledge of Lebanon Mutual, any ERISA Affiliate, has engaged in a transaction in connection with which Lebanon Mutual or the ERISA

Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans.
     (g) To the Best Knowledge of Lebanon Mutual, each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code.
     (h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of Lebanon Mutual to severance pay, unemployment compensation or any other payment or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.
     (i) There are no pending or, to the Best Knowledge of Lebanon Mutual, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any such Plan (other than routine claims for benefits).
     (j) No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Lebanon Mutual, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).
     Section 3.21 Labor Relations; Employees. Lebanon Mutual has complied with all federal, state and local laws relating to the hiring of employees, consultants and advisors and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. There are currently no, and there have at no time been, any collective bargaining agreements or other labor union or guild contracts governing the relationship between Lebanon Mutual and any of its employees or entitling any employees of Lebanon Mutual to any residual payments from Lebanon Mutual. Lebanon Mutual is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees or upon any termination of the employment of any such employees. Except as disclosed in the Prospectus, to the Best Knowledge of Lebanon Mutual, no officer or employee, or group of employees, intends to terminate his, her or their employment with Lebanon Mutual, nor does Lebanon Mutual have a present intention to terminate the employment of any officer, employee or group of employees.
     Section 3.22 Intellectual Property Rights.
     (a) Lebanon Mutual owns, free of Encumbrances, or has a valid and binding license to use, all Intellectual Property material to the conduct of the business of Lebanon Mutual. A complete list of all such Intellectual Property (excluding off-the-shelf commercially available software) is set forth in Section 3.22 of the Disclosure Schedule.

     (b) Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in a Lebanon Mutual Material Adverse Effect, (i) Lebanon Mutual is not in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the Best Knowledge of Lebanon Mutual, (A) all Intellectual Property material to the conduct of the business of Lebanon Mutual and owned by Lebanon Mutual is not being infringed by any third party, and (B) Lebanon Mutual is not infringing any Intellectual Property of any third party.
     (c) There is no pending or, to the Best Knowledge of Lebanon Mutual, threatened claim or dispute regarding the ownership of, or use by, Lebanon Mutual of any Intellectual Property, and to the Best Knowledge of Lebanon Mutual, consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to business of Lebanon Mutual.
     Section 3.23 Contracts.
     (a) Lebanon Mutual has provided to each Investor a true and correct copy of each contract (collectively, the “Contracts”) to which Lebanon Mutual is a party or by which it is bound which:
     (i) contains obligations in excess of $100,000 or is otherwise material to the current business of Lebanon Mutual taken as a whole; or
     (ii) is a reinsurance or retrocession contract which requires the payment of premiums by Lebanon Mutual of amounts in excess of $25,000 per year; or
     (iii) contains covenants limiting the freedom of Lebanon Mutual to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of Lebanon Mutual to acquire equity securities of any person or entity; or
     (iv) is an employment or severance contract applicable to any employee of Lebanon Mutual, including contracts to employ executive officers and other contracts with officers or directors of Lebanon Mutual, other than agent contracts with insurance agents and any such contract which by its terms is terminable by Lebanon Mutual on not more than 60 days’ notice without material liability.
     (b) A complete list of all such Contracts that are not filed as exhibits to the Registration Statement or listed on another Schedule to this Agreement is set forth in Section 3.23 of the Disclosure Schedule. With respect to each of the Contracts:
     (i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon Lebanon Mutual and, to the Best Knowledge of Lebanon Mutual, each other party thereto and is in full force and effect;
     (ii) except for the default by SCIPS.com, Inc. under the contract for the installation of a new data processing system, there is no material default or claim of material default thereunder by Lebanon Mutual, or the Best Knowledge of Lebanon Mutual, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by Lebanon Mutual, or to the Best Knowledge of Lebanon Mutual, by any other party thereto, or would permit material modification, acceleration or termination thereof; and
     (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on Lebanon Mutual.
     Section 3.24 Environmental Laws and Regulations.
     (a) Lebanon Mutual and its properties and operations are in compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by Lebanon Mutual of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Lebanon Mutual Material Adverse Effect.
     (b) Lebanon Mutual has not received written notice of, nor is the subject of, any Environmental Claims that, individually or in the aggregate, has had, or is reasonably likely to result in, a Lebanon Mutual Material Adverse Effect.
     (c) To the Best Knowledge of Lebanon Mutual, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned properties or any investment properties or any other properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, a Lebanon Mutual Material Adverse Effect.
     Section 3.25 Insurance Coverage. Lebanon Mutual maintains insurance coverage reasonably adequate for the operation of the business of Lebanon Mutual. A complete list of all such insurance is set forth in Section 3.25 of the Disclosure Schedule. The insurance maintained by Lebanon Mutual insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by Lebanon Mutual, and the coverage provided thereunder will not be materially and adversely affected by the contemplated transactions.
     Section 3.26 Compliance with Privacy Laws and Policies. Lebanon Mutual is in material compliance with (i) the terms of Lebanon Mutual’s own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been provided to each Investor, and (ii) all Applicable Laws concerning the protection of confidential personal information received from individual policyholders.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOLDCO
     Except as otherwise disclosed to TW in the Disclosure Schedule (with specific reference to the representations and warranties contained in this Article IV to which the information in such schedule relates), HoldCo represents and warrants to TW and MTS as of the date hereof and as of the Closing Date as follows:
     Section 4.1 Organization. HoldCo is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with the corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. HoldCo is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to have a material adverse effect on the financial condition or results of operations of HoldCo (a “HoldCo Material Adverse Effect”). The copies of HoldCo’s Constituent Documents that have been delivered to TW and MTS are complete and correct and in full force and effect.
     Section 4.2 Capitalization. As of the Closing Date, the authorized capital stock of HoldCo consists of (a) 20,000,000 shares of common stock, $0.01 par value (the “HoldCo Common Stock”), of which 15,000,000 shares are designated as Class A Common Stock and 5,000,000 shares are designated as Class B Common Stock, and (b) 5,000,000 shares of preferred stock. As of the date hereof, no shares of HoldCo capital stock are issued and outstanding. When issued pursuant to the Plan of Conversion and this Agreement, all of the issued and outstanding shares of HoldCo Common Stock will be validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement and as of the Closing Date, except for the shares of HoldCo Common Stock to be issued pursuant to the terms of the Plan of Conversion and this Agreement, there are no outstanding options, warrants, subscriptions, calls, rights, convertible securities, phantom stock rights, stock appreciation rights or other agreements or commitments obligating HoldCo to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or any other equity securities.
     Section 4.3 Business; Subsidiaries. As of the date hereof and as of the Closing Date, HoldCo will have no Subsidiaries (other than Lebanon Mutual), no assets or liabilities, and will not be engaged in any business.
     Section 4.4 Authority Relative to this Agreement. HoldCo has the corporate power and authority to enter into this Agreement and each of the Related Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by HoldCo of this Agreement and each of the other Related Documents to which it is a party, and the consummation by HoldCo of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of HoldCo, and no other corporate proceedings on the part of HoldCo are necessary to authorize this Agreement and the Related Documents or the transactions contemplated hereby and thereby. This Agreement and each of the Related Documents to which it is a party has been duly and validly executed and delivered by HoldCo and (assuming each constitutes a valid and binding obligation of the other parties thereto) constitutes a valid and binding agreement of HoldCo, enforceable against HoldCo in accordance with its terms.
     Section 4.5 Validity of Stock and Issuance. The Class B Shares (a) are duly authorized, (b) when issued and sold to the Investors will be validly issued, (c) after receipt of all consideration due therefor, will be fully paid and nonassessable with no personal liability attaching to the ownership thereof and (d) will be free and clear of Encumbrances except as set forth in this Agreement, the Related Documents or as otherwise created by the Investors.
     Section 4.6 Contracts. HoldCo has provided to MTS and TW a true and correct copy of each contract (the “HoldCo Contracts”) to which HoldCo is a party or by which it is bound. A complete list of all such HoldCo Contracts is set forth in Section 4.6 of the Disclosure Schedule. With respect to each of the HoldCo Contracts:
     (a) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon HoldCo and, to the Best Knowledge of HoldCo, each other party thereto and is in full force and effect;
     (b) there is no material default or claim of material default thereunder by HoldCo, or the Best Knowledge of HoldCo, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by HoldCo, or to the Best Knowledge of HoldCo, by any other party thereto, or would permit material modification, acceleration or termination thereof; and
     (c) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on HoldCo.
     Section 4.7 Offering Exemption. Assuming that the representations and warranties contained in Section 2.7 are true and correct, the offer, sale and issuance of the Class B Shares in conformity with the terms of this Agreement are exempt from the registration requirements of the Securities Act and are exempt from the qualification or registration requirements of applicable state securities laws. Neither HoldCo nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Class B Shares to any Person or Persons so as to bring the sale of such Class B Shares by HoldCo within the registration provisions of the Securities Act or any state securities laws.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE CLOSING
     Section 5.1 Conduct of Business by Lebanon Mutual and HoldCo Pending the Closing. From the date hereof until the Closing Date, unless (i) TW and MTS shall otherwise consent in writing, (ii) set forth in Section 5.1 of the Disclosure Schedule as expressly permitted, or (iii) expressly permitted by or required pursuant to this Agreement, Lebanon Mutual shall conduct its businesses in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws, and shall, to the extent consistent therewith, use commercially reasonable efforts to (i) preserve intact its business organization and goodwill and relationships with third parties (including relationships with policyholders, insureds, agents, underwriters and brokers), (ii) keep available the services of its current key employees, and (iii) maintain its current rights and franchises, subject to the terms of this Agreement. In addition to, and without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Disclosure Schedule or as otherwise expressly permitted by or required pursuant to this Agreement, from the date hereof until the Closing Date, without the prior written consent of TW and MTS, Lebanon Mutual shall not:
     (a) adopt or propose any change in its Constituent Documents (other than the Articles of Amendment to be adopted in connection with the Conversion);
     (b) issue any share of capital stock or any option, warrant, subscription right, or other right to purchase capital stock or any security convertible into or exchangeable for capital stock, or purchase, redeem or otherwise acquire any shares of capital stock or any options, warrants, subscription rights or other rights to purchase capital stock or any security convertible into or exchangeable for capital stock;
     (c) (i) merge or consolidate with any other Person, (ii) acquire a material amount of the assets or equity of any other Person, (iii) other than in the ordinary course of business, make or commit to make any capital expenditure, (iv) make any capital expenditure having a cost that exceeds $100,000, or (v) enter into, modify or amend a lease of property, except for modifications or amendments that are not materially adverse;
     (d) sell, lease, license, subject to an Encumbrance, or otherwise surrender, relinquish or dispose of (i) any real property owned, or (ii) any assets or property except, (A) with respect to clause (ii), pursuant to existing written contracts or commitments (the terms of which have been disclosed in writing to the other parties hereto prior to the date hereof), or (B) with respect to clauses (i) and (ii), in the ordinary course of business consistent with past practice;
     (e) (i) enter into or amend any employment agreement with any employee, (ii) adopt, enter into, terminate or amend any Benefit Plan that would increase the cost of such Benefit Plan to the Company, (iii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice, (iv) pay any benefit or amount not required under any Benefit Plan, (v) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the party, or (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan;
     (f) change any method of accounting or accounting practice, except for any such required change in U.S. GAAP or the applicable Statutory Accounting Practices as agreed by such party’s independent auditors;

     (g) take any action or fail to take any action that would reasonably be expected to cause the Conversion to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;
     (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation (other than claims litigation) that individually do not exceed $25,000 or, in the aggregate, $100,000, or (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices and in accordance with scheduled amortization or repayment schedules;
     (i) other than in the ordinary course of business consistent with past practices, (i) make or rescind any material express or deemed election relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $50,000, (iii) make a request for a written ruling of a taxing authority relating to material Taxes, other than any request for a determination concerning qualified status of any ERISA plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to material Taxes, or (v) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended December 31, 2006;
     (j) other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any material contract or enter into any new agreement which would have been considered a material contract if it were entered into at or prior to the date hereof;
     (k) abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law, or (ii) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such party in any material respect;
     (l) take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would cause or reasonably be expected to cause a Lebanon Mutual Material Adverse Effect;
     (m) terminate, cancel or amend any insurance coverage maintained by it with respect to any material assets that is not replaced by a comparable amount of insurance coverage;
     (n) take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of such party by Best;
     (o) make any material change in its underwriting, claims management, pricing or reserving practices;

     (p) issue or assume any indebtedness in an amount in excess of $200,000;
     (q) guarantee or act as a surety for, or agree to guarantee or act as a surety for, the obligations of another person; provided, however, that Lebanon Mutual may endorse negotiable instruments for collection in the ordinary course of its business;
     (r) form or cause the formation of any Subsidiary;
     (s) amend the Plan of Conversion in any manner such that the Plan of Conversion differs from the form of Plan of Conversion attached hereto as Exhibit A; or
     (t) agree or commit to do any of the foregoing.
     Section 5.2 Conduct of Business by HoldCo Pending the Closing. From the date hereof until the Closing Date, unless TW and MTS shall otherwise consent in writing, or as otherwise contemplated by this Agreement, HoldCo shall not:
     (a) conduct any business or enter into any oral or written contracts, agreements or obligations of any nature;
     (b) issue any share of capital stock or any option, warrant, subscription right, or other right to purchase capital stock or any security convertible into or exchangeable for capital stock, or purchase, redeem or otherwise acquire any shares of capital stock or any options, warrants, subscription rights or other rights to purchase capital stock or any security convertible into or exchangeable for capital stock;
     (c) form or cause the formation of any Subsidiary;
     (d) file any amendment to the Registration Statement to which any Investor reasonably objects; or
     (e) amend its Articles of Incorporation or Bylaws.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Access and Information. Lebanon Mutual and HoldCo shall each afford to TW and its financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such party reasonably may request, provided that no investigation pursuant to this Section 6.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the contemplated transactions. Lebanon Mutual, TW and MTS agree to schedule and convene meetings of officers, producers and employees at reasonable intervals to discuss Lebanon Mutual business developments, status of efforts related to the closing of the Conversion and other matters of mutual interest.
     Section 6.2 Acquisition Proposals. Neither Lebanon Mutual nor HoldCo shall, nor shall Lebanon Mutual or HoldCo authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, Lebanon Mutual or HoldCo to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, each of Lebanon Mutual and HoldCo shall as promptly as practicable advise MTS and TW orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Each of Lebanon Mutual and HoldCo will keep MTS and TW fully informed of the status and details of any such Acquisition Proposal. The term “Acquisition Proposal” as used herein means any offer or proposal (i) for a merger, consolidation or other business combination involving Lebanon Mutual or HoldCo, (ii) to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Lebanon Mutual or HoldCo, (iii) with respect to any recapitalization or restructuring of Lebanon Mutual or HoldCo, or (iv) with respect to any other transaction similar to any of the foregoing with respect to Lebanon Mutual or HoldCo, other than the transactions contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, each of Lebanon Mutual and HoldCo will cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal.
     Section 6.3 No-Shop. Neither the Board of Directors of Lebanon Mutual nor the Board of Directors of HoldCo shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to MTS or TW, the approval or recommendation by such Board of Directors of the Plan of Conversion, the Articles of Amendment, the Restated Articles, any other Related Document or any of the Contemplated Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal.
     Section 6.4 Filings; Other Action.
     (a) Subject to the terms and conditions herein provided, as promptly as practicable, HoldCo, Lebanon Mutual, MTS and TW shall: (i) make all filings required by the insurance regulatory authorities in Pennsylvania, and any other relevant jurisdiction that may be required to be made in connection with this Agreement and the Contemplated Transactions, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing Date, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing Date from Government Entities, in connection with the execution and delivery of this Agreement and related agreements and the consummation of the Contemplated Transactions and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the Contemplated Transactions as soon as practicable. In connection with the foregoing, Lebanon Mutual will provide MTS and TW, and MTS and TW will provide Lebanon Mutual, with copies of material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement or related agreements and the Contemplated Transactions.
     (b) MTS and TW will cooperate with Lebanon Mutual with respect to all matters coming before the Department in connection with this Agreement, the Plan of Conversion and the Contemplated Transactions.
     Section 6.5 Public Announcements; Public Disclosures; Privacy Laws.
     (a) Until the Closing Date, no party to this Agreement will issue any press release or otherwise make any public statement, make any public filing or respond to any press inquiry in each case with respect to this Agreement or the Contemplated Transactions without the prior approval of each of the other parties (which approval will not to be unreasonably withheld), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.
     (b) Each party to this Agreement will use its reasonable best efforts to ensure that the consummation of the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders, or (ii) the respective privacy policies of the parties to the extent copies thereof have been delivered to each other party hereto.
     Section 6.6 Company Indemnification Provisions.
     (a) Commencing on the Closing Date and continuing for a period of not less than two years after the Closing Date, to the extent required or permitted under Applicable Law, HoldCo shall indemnify and defend all persons who prior to the Effective Date served as directors or officers of Lebanon Mutual or any of its subsidiaries (collectively, the “LM Indemnified Parties”) from and against any and all losses, claims, damages, demands, lawsuits, expenses (including reasonable fees and expenses of counsel) or liabilities, which shall not include any consequential damages, punitive damages, or special damages unless constituting part of a third party claim (collectively, “Losses”), that arise out, result from, or are otherwise attributable to an LM Indemnified Party’s status or service as an officer or director of Lebanon Mutual or any of its Subsidiaries; provided, however, indemnification shall not be provided for Losses if or to the extent that (i) indemnification is prohibited by law; (ii) the LM Indemnified Parties would not have been entitled to indemnification for the Loss from Lebanon Mutual if the Loss had been incurred and reported in the period prior to the Effective Date; or (iii) the Loss arises out of intentional misconduct, knowing dishonesty or fraud on the part of the LM Indemnified Party.

     (b) From and after the Closing Date, HoldCo and Lebanon Mutual shall, jointly and severally, indemnify TW, the LLC and each of their affiliates and its and their respective stockholders, officers, directors, employees and agents (collectively, “TW Indemnified Parties”) and hold each TW Indemnified Party harmless from and against and in respect of any and all Losses, and reasonable costs and attorneys’ fees and other expenses arising out of any claim, or the defense or investigation thereof, incurred or suffered by such TW Indemnified Party arising out of, resulting from or otherwise attributable to any failure by HoldCo or Lebanon Mutual to comply with any of its covenants under or any breach by HoldCo or Lebanon Mutual of its representations and warranties in this Agreement or the Related Documents.
     (c) Indemnification pursuant to this Section 6.6 shall not preclude any TW Indemnified Party from exercising any other remedies they may have under the Related Documents, applicable law or otherwise. Notwithstanding anything herein to the contrary, the indemnification and contribution provisions of the Registration Rights Agreement shall exclusively govern any claim made with respect to registration statements filed pursuant thereto or sales made thereunder.
     (d) If HoldCo or Lebanon Mutual or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of HoldCo or Lebanon Mutual or the surviving corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.6.
     (e) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the LM Indemnified Parties and the TW Indemnified Parties and their respective successors, heirs and representatives, each of which is an express third party beneficiary of the rights set forth in this Section 6.6.
     Section 6.7 Tax Matters. Lebanon Mutual and MTS and their affiliates shall each reasonably cooperate in connection with obtaining the opinion of counsel described in Section 7.1(g), including providing to counsel such representations as are reasonably required by counsel to enable them to render such opinion.
     Section 6.8 Reorganization. Absent a change in the method of effecting one or more of the Contemplated Transactions, the parties intend the conversion of Lebanon Mutual from a mutual form to a stock form insurance company and the acquisition by HoldCo of all of the outstanding shares of Lebanon Mutual to qualify as a reorganization within the meaning of section 368(a) of the Code. Each party and its affiliates shall use all reasonable best efforts to achieve such tax consequences; neither party shall or shall permit any of its affiliates to take any action or fail to take any action that would reasonably be expected to adversely affect, impede or prevent the achievement of such tax consequences; and neither the parties nor their affiliates will take or assert any position that is inconsistent with their mutual intent to achieve such tax consequences.

     Section 6.9 Exchange Act Registration. For so long as any Investor holds any Class B Shares, HoldCo will maintain the registration of its Class A Common Stock under Section 12(g) of the Exchange Act and will comply with all of its reporting requirements under Section 13 of the Exchange Act on a timely basis.
     Section 6.10 Access; Information Rights. HoldCo and Lebanon Mutual shall permit TW, or any authorized representative of TW, to visit and inspect the properties of HoldCo, Lebanon Mutual and their Subsidiaries, including its corporate and financial records, and to discuss its business and finances with officers, during normal business hours following reasonable notice, as often as may be reasonably requested.
     (a) At any time during which HoldCo is not filing periodic reports with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act, HoldCo will deliver to the Investors:
     (i) as soon as available but in no event later than 120 days after the end of each fiscal year of HoldCo, annual consolidated and consolidating financial statements of HoldCo and Lebanon Mutual, consisting of a balance sheet as of the end of such fiscal year and statements of income, stockholders’ equity, and cash flows for such fiscal year, prepared in accordance with U.S. GAAP and Statutory Accounting Practices and certified by HoldCo’s certified public accounting firm;
     (ii) as soon as available but in no event later than 45 days after the end of each fiscal quarter of HoldCo, quarterly consolidated and consolidating financial statements of HoldCo and Lebanon Mutual, consisting of a balance sheet as of the end of such fiscal quarter and statements of income, stockholders’ equity, and cash flows for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, prepared in accordance with U.S. GAAP (except for normal recurring year end adjustments) and Statutory Accounting Practices; and
     (iii) upon request, such other information as the Investors may from time to time reasonably request.
     (b) HoldCo will deliver to the Investors:
     (i) within 10 days after filing, copies of all material documents filed by HoldCo with the Securities and Exchange Commission;
     (ii) within 10 days after filing, all pleadings of any material lawsuits filed by or against HoldCo, Lebanon Mutual or their Subsidiaries;
     (iii) within 10 days after receipt, copies of any notices regarding any material defaults under any agreement or contract to which HoldCo, Lebanon Mutual or any of their Subsidiaries is a party; and
     (iv) within 10 days after receipt, copies of any notices, filings, inquiries or actions regarding any Government Entity to, from or involving HoldCo, Lebanon Mutual or any of their Subsidiaries.

     Section 6.11 Directors’ and Officers’ Liability Insurance. Each of HoldCo, Lebanon Mutual and its Subsidiaries shall obtain, or be an insured party and beneficiary pursuant to, a directors’ and officers’ liability insurance policy on terms and conditions, including coverage amounts, at least as favorable to their officers and directors as those included in the directors’ and officers’ liability insurance policy listed on Schedule 3.25. Each of HoldCo, Lebanon Mutual and its Subsidiaries shall maintain such policies in full force and effect at all times.
     Section 6.12 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of MTS, HoldCo, Lebanon Mutual, the LLC, and TW shall take all such necessary action. Notwithstanding the foregoing, neither the LLC nor TW shall have any obligation to take any action pursuant to or in order to obtain any order, consent or approval of the Department or any other Government Entity that is materially burdensome on TW or the LLC.
     Section 6.13 Legal Fees. Upon the sooner of (a) the Closing, and (b) termination of this Agreement, Lebanon Mutual shall reimburse TW for any legal fees incurred by TW in connection with this Agreement and the Contemplated Transactions up to a maximum of $200,000. Lebanon or MTS also shall pay all fees and expenses associated with the LLC Loan other than interest expense.
     Section 6.14 HoldCo Common Stock Matters. Lebanon Mutual, MTS, and HoldCo shall cooperate (a) in satisfying the applicable underwriting arrangements with respect to the Offerings, including without limitation preparation and delivery of due diligence materials, legal opinions and accountants’ comfort letters, (b) arranging for the registration of HoldCo Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (c) addressing the applicable requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance requirements of NASDAQ.
     Section 6.15 Compliance With Rule 144. Each of the Investors agrees that in connection with the sale of any shares of HoldCo common stock owned by such Investor, that unless such shares are registered under the Securities Act pursuant to a registration statement filed and declared effective after the Closing Date, that either (i) the Investor will comply with those requirements of Rule 144 applicable to it with respect to the sale of such shares, or (ii) the Investor will comply with the requirements of such other exemption from the registration requirements of the Securities Act with respect to the sale of such shares so that the Investor will not be deemed an “underwriter” of such shares.
     Section 6.16 Drag Along Rights. If (a) TW and the LLC fail to present to the Board of Directors of HoldCo a formal offer to acquire (whether pursuant to a merger, tender offer, share exchange, or other transaction) all shares of outstanding Common Stock of HoldCo that are not owned by TW or the LLC on or before the date that is fifty-four (54) months after the Effective Date (the “TW Offer”), or (b) the terms and conditions of the TW Offer is not approved by a committee of the Board of Directors of HoldCo consisting of all directors that are not Class B Directors or an officer or director of TW or a TW Affiliate (the “Independent Committee”), then the Independent Committee shall have the right to seek offers to acquire all of the outstanding common stock of HoldCo from other Persons (“Independent Offers”). The Independent Committee shall have the right to engage such counsel and investment bankers as such committee deems appropriate in connection with the committee’s solicitation of Independent Offers. If the Independent Committee (i) receives an Independent Offer that it desires to accept, and (ii) the Independent Committee determines that the Independent Offer is superior to the TW Offer, then the Independent Committee may accept such Independent Offer and TW and the LLC agree (i) to sell all of their Class B Shares to the Person making the Independent Offer on the same terms and conditions as apply to all other shares of Common Stock, and (ii) to vote all of their Class B Shares in favor of any transaction contemplated by such Independent Offer. TW and the LLC also agree not to exercise dissenters rights with respect to any transaction contemplated by the Independent Offer.
     Section 6.17 Management Services Agreement. On the Closing Date, Lebanon Mutual, HoldCo and TW shall enter into a management services agreement containing such terms and conditions as are reasonably acceptable to Lebanon Mutual and TW and such management services agreement shall have been approved by the Department.
ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE CLOSING
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
     (a) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Government Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Conversion or the Contemplated Transactions;
     (b) Each of Lebanon Mutual, MTS, TW and the LLC shall have made such filings, and obtained such permits, authorizations, consents, or approvals (including the approval of the Insurance Commissioner, under Pennsylvania law of the Conversion and the other Contemplated Transactions) required by Governmental Requirements to consummate the Contemplated Transactions, in form reasonably satisfactory to them, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the applicable jurisdictions, including the Commonwealth of Pennsylvania, which permits, authorizations, consents, and approvals may be subject only to (i) conditions customarily imposed by insurance regulatory authorities in demutualization transactions, and (ii) conditions with respect to the Plan of Conversion or the other Contemplated Transactions that do not impose terms that are materially burdensome on TW, the LLC, HoldCo or Lebanon Mutual or materially inconsistent with any material terms contained in the Plan of Conversion and this

Agreement in a manner that adversely affects the economic value to TW, the LLC or Lebanon Mutual of the Conversion and the other Contemplated Transactions, or would not reasonably be expected to have a Lebanon Mutual Material Adverse Effect or a HoldCo Material Adverse Effect (after giving effect to the consummation of the Conversion);
     (c) The appraised value of Lebanon Mutual shall have been confirmed by the Appraiser as of the last day of the Subscription Offering or the last day of the Community Offering, whichever is later, and an aggregate dollar amount of HoldCo Common Stock falling within the Valuation Range shall have been offered and sold in accordance with the Plan of Conversion;
     (d) The Plan of Conversion and the Articles of Amendment shall have been approved and adopted by the requisite vote of the Eligible Members in accordance with Applicable Law;
     (e) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;
     (f) Each of the conditions set forth in the Plan of Conversion shall have been satisfied;
     (g) Lebanon Mutual, HoldCo and TW shall each have received an opinion of counsel from S&L to the effect that, on the basis of certain facts, customary representations and assumptions set forth in or referred to in such opinions that are consistent with the facts existing at the Closing Date, the Conversion will be a reorganization within the meaning of Section 368(a) of the Code, which opinion shall be satisfactory in form and substance to TW; provided that the condition contained in this Section 7.1(g) may only be waived with the consent of Lebanon Mutual and TW;
     (h) The registration of the HoldCo Class A Common Stock under Section 12 of the Exchange Act shall be effective;
     (i) The Restated Articles shall have been duly filed with the Pennsylvania Department of State and shall be in full force and effect and not further amended or modified;
     (j) The LLC shall have obtained the LLC Loan on the terms and conditions described in Section 1.7; and
     (k) The Offerings and the Conversion shall have been effected prior to or simultaneously with the Closing in accordance with, and (subject to Section 1.6(e)(ii)) the net proceeds of the Offerings shall have been released to HoldCo from escrow in accordance with the Plan of Conversion.
     Section 7.2 Conditions to Obligation of Lebanon Mutual and HoldCo to Effect the Closing. The obligations of Lebanon Mutual and HoldCo to effect the Closing shall be subject to the satisfaction or waiver by Lebanon Mutual and HoldCo at or prior to the Closing Date of the following additional conditions:
     (a) MTS, TW and the LLC shall have performed in all material respects its obligations under this Agreement and the Related Documents required to be performed by it at or prior to the Closing Date; the representations and warranties of MTS, TW and the LLC contained in this

Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and Lebanon Mutual and HoldCo shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of MTS and TW as to the satisfaction of this condition.
     Section 7.3 Conditions to Obligations of TW and the LLC to Effect the Closing. The obligations of TW and the LLC to effect the Closing shall be subject to the satisfaction or waiver by TW at or prior to the Closing Date of the following additional conditions:
     (a) No Lebanon Mutual Material Adverse Effect or HoldCo Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;
     (b) Subject to the requirements of SAS 72, Beard Miller & Company LLP shall have furnished to the Investors an “agreed upon procedures letter”, dated the Effective Date, in form and substance reasonably satisfactory to TW and the Investment Banker, to the effect that;
     (i) In such accounting firm’s opinion, the consolidated financial statements of Lebanon Mutual examined by such firm and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations promulgated thereunder; and
     (ii) On the basis of limited procedures, not constituting an audit, including limited review of the unaudited financial statements of Lebanon Mutual contained in the Registration Statement, a limited review of the latest available unaudited consolidated interim financial statements of Lebanon Mutual, inspection of the minute books of Lebanon Mutual since December 31, 2004, inquiries of officials of Lebanon Mutual responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to such firm’s attention that caused them to believe that:
     (A) Any unaudited financial statements of Lebanon Mutual included in the Registration Statement are not in conformity with U.S. GAAP applied on a basis substantially consistent with that of the audited financial statements covered by such firm’s report included in the Registration Statement;
     (B) As of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of Lebanon Mutual as compared with the amounts shown in the most recent interim balance sheet of Lebanon Mutual included in the Registration Statement, except in each case for such changes, increases or decreases (x) which the Registration Statement discloses have occurred or may occur, (y) are attributable to the results of operations of Lebanon Mutual since the date of such interim balance sheet, or (z) are immaterial; and

          (C) For the period from the date of the most recent interim financial statements of Lebanon Mutual included in the Registration Statement to such specified date, there were any decreases in the consolidated net income of Lebanon Mutual as compared with the comparable period of the preceding fiscal year, except in each case for decreases (x) that the Registration Statement discloses have occurred or may occur, or (y) which are immaterial.
     (c) HoldCo, TW and the LLC shall have executed and delivered the Registration Rights Agreement and the same shall be in full force and effect;
     (d) HoldCo shall have accepted the orders of TW and the LLC in the Community Offering for such number of Class B Shares in the aggregate as will be equal to at least 25% of the shares issued in the Offerings;
     (e) HoldCo shall have confirmed in writing to the Investors that it has received such subscriptions and orders for shares of its Class A Common Stock which when added to the number of Class B Shares to be purchased by the Investors hereunder will (i) be at least equal to the minimum number of shares required to be sold in the Offerings as set forth in the Prospectus contained in Amendment No. 4 to the Registration Statement and approved by TW, and (ii) result in aggregate gross proceeds from the Offerings of at least the minimum amount set forth in the “USE OF PROCEEDS” section of such Prospectus; and
     (f) Each of Lebanon Mutual and HoldCo shall have performed in all material respects its obligations under this Agreement and the Related Documents required to be performed by it at or prior to the Closing Date; the representations and warranties of Lebanon Mutual and HoldCo contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and the Investors shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of each of Lebanon Mutual and HoldCo as to the satisfaction of this condition.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of MTS, HoldCo, Lebanon Mutual, S&L, the LLC, and TW.
     Section 8.2 Termination by MTS, either Investor or Lebanon Mutual. This Agreement may be terminated and the Contemplated Transactions may be abandoned by MTS, the LLC or S&L or by action of the Board of Directors of either TW or Lebanon Mutual if:

     (a) The Plan of Conversion shall fail to receive the requisite approval of the appropriate Government Entities, or the Plan of Conversion, this Agreement and the Articles of Amendment shall fail to receive the requisite vote for approval and adoption by the Eligible Members;
     (b) This Agreement shall fail to receive the requisite approval of the appropriate Government Entities;
     (c) The Closing shall not have been consummated before September 30, 2009; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2(c) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Closing Date to occur by such date; or
     (d) A United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used all reasonable best efforts to remove such injunction, order or decree.
     Section 8.3 Termination by Lebanon Mutual. This Agreement may be terminated and the Contemplated Transactions may be abandoned by action of Lebanon Mutual in the following circumstances:
     (a) If MTS, TW or the LLC materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.2 not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been received by MTS or TW, provided, that Lebanon Mutual shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.
     Section 8.4 Termination by TW. This Agreement may be terminated and the Contemplated Transactions may be abandoned by action of TW in the following circumstances:
     (a) If Lebanon Mutual, HoldCo or MTS materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 7.3(c) not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 30 days after written notice thereof shall have been received by Lebanon Mutual, HoldCo or MTS, provided, that TW shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.
     Section 8.5 Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Contemplated Transactions pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated pursuant to this Article VIII: (a) there shall be no liability or obligation on the part of MTS, HoldCo, Lebanon Mutual, S&L, the LLC or TW or their respective officers, directors or affiliates, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to this Section 8.5, and the provisions of Section 1.3, and Section 6.5, Section 6.6, Section 6.13 and Article IX, and (ii) any liabilities for any breach by the parties of the terms and conditions of this Agreement; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.
     Section 8.6 Breach of Agreement by Lebanon Mutual or HoldCo. Except for intentional breaches, in the event that either Lebanon Mutual or HoldCo breach any provision of this Agreement and the Closing does not occur, then the liability of Lebanon Mutual and HoldCo for monetary damages arising from any such breach shall be limited to reimbursement of MTS for the Transaction Expenses incurred by MTS as provided in Section 1.3(b) and the reimbursement of TW for legal expenses as provided in Section 6.13.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements in this Agreement, any Related Document or in any instrument delivered pursuant to this Agreement shall survive any investigation made at any time by or on behalf of any party and shall survive beyond the Closing Date without limitation.
     Section 9.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) one Business Day after confirmation of receipt of a facsimile transmission, (b) one Business Day after delivered to a nationally recognized commercial delivery service promising next business day delivery and requiring receipt for delivery (such as Federal Express), (c) when delivered by hand or (c) three Business Days after the day when sent by United States mail, registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):
     (a) If to HoldCo or Lebanon Mutual, to:

Lebanon Mutual Insurance Company
137 West Penn Avenue
Lebanon, PA 17042
Telecopy:	(717) 272-4479
Telephone:	(800) 932-0363 ext. 150
Attention:	Rollin P. Rissinger, Jr., President

With a copy to:

Buzgon Davis
525 South Eighth Street
Lebanon, PA 17042
Telecopy:	(717) 274-1751
Telephone:	(717) 274-1421
Attention:	Timothy Huber, Esquire
     (b) If to MTS, to:

Griffin MTS Partners, LLC
607 Washington Street
Reading, PA 17603
Telecopy:	(610) 371-7974
Telephone:	(610) 205-6028
Attention:	Jeffrey P. Waldron

with a copy to:

Stevens & Lee
51 South Duke Street
Lancaster, PA 17602
Telecopy:	(717) 399-6632
Telephone:	(610) 236-4176
Attention:	Wesley R. Kelso
     (c) If to S&L, to:

Stevens & Lee
51 South Duke Street
Lancaster, PA 17602
Telecopy:	(717) 399-6632
Telephone:	(610) 236-4176
Attention:	Wesley R. Kelso
     (d) If to the LLC or to TW, to:

Tuscarora-Wayne Mutual Insurance Company
P.O. Box 7
Wyalusing, PA 18853-0007
Telecopy:	(570) 746-9020
Telephone:	(570) 746-1515
Attention:	Jay Chadwick, President

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019

Telecopy:	(212) 424-8500
Telephone:	(212) 259-8088
Attention:	Robert S. Rachofsky
     Section 9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, the Disclosure Schedule, and other documents and instruments referred to herein), when duly approved and adopted by all requisite parties, and the Plan of Conversion constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise.
     Section 9.5 Governing Law; Consent to Jurisdiction.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     (b) By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in the County of Lebanon and the federal courts sitting in the Middle District of Pennsylvania, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.
     Section 9.6 Amendment; Restatement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement amends and restates in its entirety the Investment Agreement by and among MTS, HoldCo and Lebanon Mutual dated as of December 19, 2007 as amended and restated as of April 16, 2008.
     Section 9.7 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     Section 9.8 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy, electronic transmission or otherwise) by all of the other parties hereto.
     Section 9.9 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement except as otherwise expressly set forth herein.
     Section 9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking any such equitable remedy shall not be required to post a bond or other security in connection with any action brought with respect to this Agreement. Notwithstanding anything contained herein to the contrary, none of any past, present or future member, manager, director or employee of the LLC or TW shall have any liability for the obligations of the LLC under or related to this Agreement and the Contemplated Transactions.
     Section 9.11 Definitions.
     (a) Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules with this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 9.11 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.
     (b) Certain Terms. Whenever used in this Agreement (including in the Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:
     Agreement: This Investment Agreement as it may be amended from time to time.

     Applicable Law: any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Government Entity applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.
     Appraiser: the independent appraiser engaged by Lebanon Mutual in connection with the Conversion.
     Benefit Plan: each bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement.
     Best Knowledge of Lebanon Mutual: the actual knowledge of the directors and senior officers of Lebanon Mutual as to any fact or matter, or such knowledge as a prudent individual could be expected to discover or become aware of in the course of conducting a comprehensive investigation with respect thereto.
     Best Knowledge of HoldCo: the actual knowledge of the directors and senior officers of HoldCo as to any fact or matter, or such knowledge as a prudent individual could be expected to discover or become aware of in the course of conducting a comprehensive investigation with respect thereto.
     Best Knowledge of MTS: the actual knowledge of the directors and senior officers of MTS as to any fact or matter, or such knowledge as a prudent individual could be expected to discover or become aware of in the course of conducting a comprehensive investigation with respect thereto.
     Business Day: any day other than a Saturday, Sunday or a day on which banking institutions in Pennsylvania are permitted or obligated by law to be closed for regular banking business.
     Class A Common Stock: the Class A Common Stock of HoldCo.
     Class B Common Stock: the Class B Common Stock of HoldCo.
     Code: The Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.
     Common Stock: collectively, the Class A Common Stock and the Class B Common Stock.
     Community Offering: the offering of shares of HoldCo Common Stock to the public as described in Section VII(D) of the Plan of Conversion.

     Constituent Documents: with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.
     Contemplated Transactions: the transactions contemplated by this Agreement and the Plan of Conversion, including without limitation the transactions described in Section 1.1 and Section 1.6.
     Effective Date: The date on which the Conversion is effective as provided in the Articles of Amendment.
     Effective Time: The time on the Effective Date that the Conversion is effective as provided in the Articles of Amendment.
     Eligible Member: a Person who qualifies as an Eligible Member under the Plan of Conversion.
     Encumbrance: any mortgage, pledge, deed of trust, hypothecation, lien, charge, security interest, right of first refusal or option to purchase.
     Environmental Laws: all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata).
     Environmental Claims: any actions, causes of action, claims, investigations, demands or notices by any Person asserting personal injury, property damages or the obligation to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws.
     ERISA: the Employee Retirement Income Security Act of 1974, as amended.
     ESOP: the employee stock ownership plan to be organized and which will purchase HoldCo Common Stock pursuant to the Plan of Conversion.
     FINRA: Financial Industry Regulatory Authority.
     Intellectual Property means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.
     Lebanon Mutual Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of Lebanon Mutual; provided, however, that (i) no incident shall be deemed to have a material adverse effect with respect to Lebanon Mutual unless either the net income or the surplus of Lebanon Mutual is reduced by more than $100,000 as a result of such incident, and (ii) none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, an Lebanon Mutual Material Adverse Effect: (A) any change relating to the United States economy or securities markets in general or (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Lebanon Mutual participates (other than as may arise or result from regulatory action by a Government Entity), so long as the effects do not disproportionately impact Lebanon Mutual.
     IRS: Internal Revenue Service.
     Member: a Person who qualifies as an Eligible Member under the Plan.
     NASDAQ: National Association of Securities Dealers Automated Quotation System or other acceptable over the counter trading system.
     Offerings: collectively, the Subscription Offering and the Community Offering, as defined and described in the Plan of Conversion.
     Offering Participant: any Person who is eligible to purchase shares of HoldCo Common Stock pursuant to the Plan of Conversion.
     Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Government Entity, limited liability company or other entity.
     Related Documents: collectively, the Restated Articles, Registration Rights Agreement, Articles of Amendment and Plan of Conversion.
     Rule 144: Rule 144 as promulgated by the SEC under the Securities Act.
     Securities Act: the Securities Act of 1933, as amended.
     Subsidiary: with respect to any Person, any entity, whether a corporation, limited liability company, partnership or otherwise, of which such person controls at least a majority of the voting power.
     Subscription Offering: the offering of shares of HoldCo Common Stock to Eligible Members and others as described in Section VII(C) of the Plan of Conversion.
     Successor Employer: any employer which acquires assets, stock or operations from any Affiliate, either directly or indirectly, and continues the existing operations in whole or in part.
     Taxes: all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto and any liability for such as a result of being a member of an affiliated, combined, consolidated or similar group, a transferee or successor, by contract or otherwise.

     Tax Returns: all returns, declarations, statements, reports, schedules, forms and information returns any amendments to any of the foregoing relating to taxes.
     TW Affiliate: any affiliate of TW, including each of Tuscarora Wayne Group, Inc, Washington Mutual Fire and Storm Insurance Company, and Tuscarora Wayne Insurance Company.
     U.S. GAAP: United States generally accepted accounting principles.
     (c) Additional Terms. Any other terms not defined herein that are defined in the Plan of Conversion shall have the meaning given to such term in the Plan of Conversion. In addition, the following terms are defined in the corresponding Sections of this Agreement:

Term	Section Reference
Acquisition Proposal	Section 6.2
Act	Recitals
Annual Statutory Statements	Section 3.7
Applicable Law	Section 9.11 (b)
Articles of Amendment	Section 1.1
Benefit Plan	Section 9.11(b)
Best Knowledge of HoldCo	Section 9.11(b)
Best Knowledge of Lebanon Mutual	Section 9.11 (b)
Best Knowledge of MTS	Section 9.11(b)
Best	Section 3.14
Business Day	Section 9.11 (b)
Class A Common Stock	Section 9.11(b)
Class B Common Stock	Section 9.11(b)
Class B Director	Section 1.4(b)(i)
Class B Shares	Section 1.6(b)
Closing	Section 1.2
Common Stock	Section 9.11(b)
Community Offering	Section 9.11(b)
Community Offering Class B Shares	Section 1.6(b)
Constituent Documents	Section 9.11 (b)
Contemplated Transactions	Section 9.11(b)
Contracts	Section 3.23(a)
Conversion	Recitals
Department	Section 1.1(a)
Disclosure Schedule	Article III
Effective Date	Section 9.11(b)
Effective Time	Section 9.11(b)
Eligible Policyholder	Section 9.12(b)
Environmental Claims	Section 9.11(b)
Environmental Laws	Section 9.11(b)
ERISA	Section 9.11(b)
ERISA Affiliate	Section 3.20 (a)

Term	Section Reference
Exchange Act	Section 6.15
Financial Statements	Section 3.6 (b)
FINRA	Section 9.11(b)
Forms	Section 3.13
Government Entity	Section 2.3 (a)
Governmental Requirements	Section 2.3 (a)
HoldCo	First Paragraph
HoldCo Common Stock	Section 4.2
HoldCo Contracts	Section 4.6
HoldCo Material Adverse Effect	Section 4.1
Independent Committee	Section 6.16
Independent Offers	Section 6.16
Insurance Commissioner	Section 1.5(c)
Insurance Contracts	Section 3.13(a)
Intellectual Property	Section 9.11(b)
Investment Banker	Section 3.19
Investments	Section 3.16(a)
TW Indemnified Parties	Section 6.7(b)
IRS	Section 9.11 (b)
Lebanon Mutual	First Paragraph
Lebanon Mutual Material Adverse Effect	Section 9.11(b)
LLC	First Paragraph
LLC Loan	Section 1.7
LM Indemnified Parties	Section 6.7(a)
Losses	Section 6.6
Majority Investors	Section 1.4
Member	Section 9.11 (b)
MTS	First Paragraph
Offering	Section 1.8
Offering Participant	Section 9.11(b)
Permitted Investments	Section 1.6(e)
Person	Section 9.11 (b)
Plan of Conversion	Recitals
Plans	Section 3.20 (a)
Privacy Policy	Section 3.26
Prospectus	Section 1.5 (b)
Quarterly Statutory Statements	Section 3.7
Redemption Default	Section 1.6(d)
Redemption Period	Section 1.6(e)
Redemption Price	Section 1.6(e)
Registration Rights Agreement	Section 1.6(h)
Registration Statement	Section 1.5 (a)
Related Documents	Section 9.11(b)
Restated Articles	Section 1.4(a)

Term	Section Reference
Rule 144	Section 9.11(b)
Sale Limitation Period	Section 1.6(d)
Securities Act	Section 9.11(b)
S&L	First Paragraph
Special Meeting	Section 1.5 (c)
Statutory Accounting Practices	Section 3.7
Statutory Financial Statements	Section 3.7
Subscription Offering	Section 9.11(b)
Subscription Offering Class B Shares	Section 1.6(a)
Subsidiary	Section 9.11 (b)
Successor Employer	Section 9.11 (b)
Tax	Section 9.11(b)
Tax Return	Section 9.11(b)
Transaction Expenses	Section 1.3
TW	First Paragraph
TW Affiliate	Section 9.11(b)
U.S. GAAP	Section 9.11(b)
[Signatures on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on December 19, 2007 and amended and restated as of April 16, 2008 and as of January 26, 2009.

GRIFFIN MTS PARTNERS, LLC
by Griffin Holdings Group, LLC, as Manager

By:
Name:	Ernest J. Choquette
Title:

LMI HOLDINGS, INC.

By:
Name:	Rollin P. Rissinger, Jr.
Title:	President

LEBANON MUTUAL INSURANCE COMPANY

By:
Name:	Rollin P. Rissinger, Jr.
Title:	President

STEVENS & LEE, P.C.

By:
Name:	Jeffrey P. Waldron
Title:	Vice President

TUSCARORA-WAYNE MUTUAL INSURANCE COMPANY

By:
Name:	Jay Chadwick
Title:	President

TUSCARORA WAYNE INVESTMENTS LLC

By	Jay Chadwick, Manager

Schedule 3.11
Taxes of Lebanon Mutual
None

Schedule 3.16(c)
Investments
Cumulative Writedowns by Month on Investments
Year ended December 31, 2008

	January	February	March	April	May	June	July	August	September	October	November	December
OTTI Fleetwood - Preferred			(18,475.10)	(18,475.10)	(18,475.10)	(25,429.72)	(25,429.72)	(25,429.72)	(31,205.60)	(31,205.60)	(31,205.60)	(31,205.60)
OTTI Washington - Mutual-Preferred						(133,876.36)	(133,876.36)	(133,876.36)	(133,876.36)	(133,876.36)	(133,876.36)	(133,876.36)
OTTI Washington Mutual-Preferred 77.50									(30,725.50)	(30,725.50)	(30,725.50)	(30,725.50)
OTTI Yellow Roadway Corp. 5.00%												(33,445.14)
OTTI Yellow Roadway Corp. 3.75%												(157,243.96)

Schedule 3.20
Employee Benefit Plans
1. Lebanon Mutual Insurance Company 401(k) Retirement Plan.
2. Employee Stock Ownership Plan (intended to be adopted upon completion of the conversion).
3. Stock-Based Incentive Plan (intended to be adopted after completion of the conversion).
4. Employment Agreement dated as of September 1, 2003 between Lebanon Mutual Insurance Company and Rollin P. Rissinger, Jr.
5. Employment Agreement, dated as of September 1, 2003 between Lebanon Mutual Insurance Company and Keith A. Ulsh.
6. Change of Control Agreement, dated December 21, 2006, between Lebanon Mutual Insurance Company and John W. Simmers, Jr.
7. Change of Control Agreement, dated December 21, 2006, between Lebanon Mutual Insurance Company and Dale I. Thompson.
8. Change of Control Agreement, dated September 1, 2003, between Lebanon Mutual Insurance Company and James R. Lyter.
9. Change of Control Agreement, dated September 1, 2003, between Lebanon Mutual Insurance Company and Stephanie M. Keiser.
10. Business Performance Benefit Program.
11. Life Insurance Program sponsored by USAble Life.
12. Group Health Insurance Plan sponsored by Capital Blue Cross.
13. Disability Income Insurance Plan underwritten by USAble Life.
14. Vision Insurance Plan sponsored by Pennsylvania Blue Shield.
15. Lebanon Mutual Insurance Company Non-Employee Director Change in Control Program.

Schedule 3.21
Officers, Directors and Employees
Officers
Rollin P. Rissinger, Jr.: President and Chief Executive Officer
Keith A. Ulsh: Treasurer and Chief Financial Officer
Stephanie M. Keiser: Secretary
Directors
Milton Garrison
Darwin Glick
Mark Keyser
S. Bruce Kurtz
Joseph Lauck
Warren Lewis
Employees
Cheryl A. Rabuck: Accounting Specialist AP
JoAnn Pautz: Accounting Specialist AR
Stephanie M. Keiser: Secretary
Cathy S. Milinski: Bureau & IT Specialist
Alice I. Melnicove: Claims Adjuster
Frank Miller: Commercial Lines Underwriter
Lisa A. Guion: Commercial Lines Underwriter
Barbara Jowett: Commercial Lines Underwriter

Betty A. George: Data Services Specialist
Denise S. Kimmel: Data Services Specialist
John W. Simmers, Jr.: Manager IT
James R. Lyter: Manager Research & Operations
Dale I. Thompson: Manager Underwriting
Ronald Kishel: Marketing Associate
Brenda Peters: Personal Lines Underwriter
Kathleen M. Wolfe: Policy Services Representative
Martha A. Shaak: Underwriting Services Representative
George Koutsouflakis: Marketing Associate
Jenette Stewart: Policy Services Representative

Schedule 3.22
Intellectual Property
The following list excludes all licenses for noncustomized commercial software and all Intellectual Property or Intellectual Property licenses disclosed in the Registration Statement:
1. The right to the use of the name Lebanon Mutual Insurance Company, which is registered as a Pennsylvania Miscellaneous Business Corporation with the Pennsylvania Department of State.
2. Agreement for Systems and Services with Advanced Solutions, Inc. dated June 26, 2002 relating to the ImageRight document management system.
3. Software License and Professional Services Agreement dated January 24, 2005 between Lebanon Mutual Insurance Company and SCIPS.com, Inc.
4. Unregistered trademarks for LMI Holdings, Inc. logo.
5. Copyrightable insurance policy Forms.
6. Trade secrets relating to policyholder list and policyholders.

Schedule 3.23
Contracts
The following list of Contracts excludes those that have been disclosed in the Registration Statement and those that have been disclosed on Schedules 3.20 and 3.22:
1. Contracts with all agents (list of agents previously supplied).
2. Standard License Agreement with ACORD Corporation dated January 4, 1996.
3. Software Subscription with Lotus Development Corporation dated January 10, 2008.
4. Sales Agreement with Impact Information Technologies, Inc. dated February 7, 2002.
5. Software License Agreement with AQS, Inc. dated January 1, 2004.
6. IBM Business Recovery Services Contract Document with IBM Corporation dated November 22, 1999.
7. Service License Agreement with Innovative IT Solutions, Inc. dated June 26, 2002 and addenda thereto dated September 1, 2003 with regard to SIRCON service.
8. Interactive Internet Site Access Agreement with agents.
9. Software License Agreement with SunGard iWorks, LLC renewed January 1, 2008 for investment software.
10. Maintenance Agreement with Sage Software, Inc. renewed August 13, 2008.
11. Master Agreement with SunGard Availability Services LP dated June 30, 2008.
12. Maintenance Agreement with Intellitec Solutions, Inc. renewed effective December 13, 2008 for accounting software.
13. Shrink Wrap License Agreement with Time Clock Software Optima dated May 2005.
14. Shrink Wrap License Agreement with PC Pro dated May 2005.
15. Customer Sponsor Agreement with ChoicePoint Access Service Inc. dated August 5, 2005.
16. AuthenticWeb License Agreement with Uniform Information Services, Inc. dated approximately April 2001.
17. Sales Agreement with Direct Data Corporation dated January 10, 2008 for maintenance services related to Lotus software.

Schedule 3.25
Lebanon Mutual Insurance Company
Insurance Schedule
As of 11/3/09

Line of Coverage	Insurer	Term	Limit	Retention	Annual Premium
Businessowners	Lebanon Mutual Ins. Co.	10/25/08-09			$3,962
- Property			$1,651,125	$1,000
- General Liability			$1,000,000	Nil

Commercial Auto	Lebanon Mutual Ins. Co.	10/25/08-09	$1,000,000	Nil	$2,729

Workers’ Compensation	Lebanon Mutual Ins. Co.	10/25/08-09			$4,442
- Worker’s Compensation			Statutory	Nil
- Employers Liability			$100/$500/$100	Nil

Commercial Umbrella	Lebanon Mutual Ins. Co.	10/25/08-09	$3,000,000	Underlying Primary	$3,000

Employment Practices Liability	U.S. Liability	12/7/07-08	$500,000	$10,000	$3,606

D&O Liability	Crum & Forster	2/12/08-09	$5,000,000	$20,000	$19,150
- Fiduciary Liability			$1,000,000	$1,000

Insurance Company E&O	Liberty Mutual	2/12/07-08	$5,000,000	$250,000	$45,500

Financial Institution Bond	Travelers	7/17/07-10	$250,000	$10,000	$891

				Total Annual Premium	$83,280

Schedule 4.6
Contracts of HoldCo
Investment Agreement between Tuscarora-Wayne Mutual Insurance Company, Stevens & Lee, Tuscarora Wayne Investments LLC, Griffin MTS Partners, LLC, LMI Holdings, Inc. and Lebanon Mutual Insurance Company.
Registration Rights Agreement among LMI Holdings, Inc., Tuscarora-Wayne Mutual Insurance Company and Tuscarora Wayne Investments LLC.

Schedule 5.1
Conduct of Lebanon Mutual Pending Closing
None